Exhibit 99.1
                                                                    ------------
          ADC Reports Results for Third Fiscal Quarter 2006;
 Fiber Connectivity Deployments Drive Sales Higher; 2006 Annual Sales
                  Estimate of $1.270-$1.285 Billion


    MINNEAPOLIS--(BUSINESS WIRE)--Aug. 29, 2006--ADC (NASDAQ:ADCT):

    --  Net Sales from Continuing Operations for 3Q06 Were $344
        Million, Up 12% from 3Q05 (Excluding Fiber Optic Network
        Solutions' (FONS) Sales of $35 Million from 3Q06 Results, 3Q06 Sales Up 1% from 3Q05)

    -- Year-Over-Year Sales Growth Driven Primarily by 77% Growth in Global Fiber Connectivity Solutions and 5% Growth in Both Global Copper Connectivity Solutions and Global Enterprise Connectivity Solutions Partially Offset Primarily By Lower Wireless Sales

    -- APS France Results Classified as a Discontinued Operation in 3Q06 and Prior Periods

    --  Sales Outside U.S. Were 39% of Total Sales; U.S. Sales Grew
        16% Over 3Q05

    -- $0.20 GAAP Earnings Per Share from 3Q06 Continuing Operations (Includes Deduction of $0.10 for Various Charges)

    -- Total Cash Provided by Operating Activities from Continuing Operations Was $25 Million

    ADC (NASDAQ:ADCT)(www.adc.com) today announced results for its third fiscal quarter ended July 28, 2006 prepared in accordance with generally accepted accounting principles (GAAP). The results are summarized below for ADC and its two operating segments, Broadband Infrastructure and Access, and Professional Services, on a continuing operations basis.
    "We are pleased that we were able to achieve third-quarter results better than the preliminary outlook provided on July 19. While we expect our results to fluctuate from quarter to quarter, we believe carrier consolidation, wireline/wireless convergence, subscriber retention/growth and network evolution to Internet Protocol communications services create strong long-term potential for ADC's solutions to connect our customers' next-generation wireless, broadband, video, data and voice services," said Robert E. Switz, president and CEO of ADC. "Accordingly, we continue to execute on our goal to become the leading global supplier of network infrastructure solutions to our customers. We will seek to accomplish that goal through a combination of business development initiatives, new product developments and execution in our core business. The strategic fundamentals of our business remain solid, and we remain confident that we can deliver long-term growth and profitability."

    Continued Progress toward Increasing Cash Flow

    "In our third quarter, we generated $25 million of total cash provided by operating activities from continuing operations for a cumulative $55 million for the first nine months of fiscal 2006," said Gokul Hemmady, ADC's chief financial officer. "This compares to $19 million for the same nine-month period in fiscal 2005."

    APS France Services Business Classified as Discontinued Operation

    In the third quarter of 2006, ADC's Board of Directors approved a plan for the intended divestiture of the APS France services business, previously included in the Professional Services segment. Consequently, the APS France services business is classified as a discontinued operation and its results are removed from ADC's continuing operations for all reporting periods. ADC is in active discussions regarding the divestiture of this business, subject to entry into a definitive sales agreement with a buyer, required approvals under French law and other customary conditions.



GAAP Results (dollars in millions, except per share amounts), Continuing Operations

ADC Results                              2006       2006       2005
-----------                             Third      Second     Third
                                       Quarter    Quarter    Quarter
                                      ---------- ---------- ----------
Net sales                                $343.6      358.1      307.0
   Percent outside U.S.                    39.2%      38.7%      41.2%
Gross margin                               32.7%      34.0%      38.3%
Amortization of purchased intangibles      $6.6        6.5        2.9
FONS employee retention expense            $1.3        2.1          -
Restructuring and impairment charges       $3.5        1.8        0.2
Stock-option compensation expense          $1.9        2.3          -
Operating margin                            7.0%       7.0%      11.7%
Income from continuing operations         $23.2       25.1       37.5
Earnings per share from continuing
 operations - diluted                     $0.20       0.21       0.30




Reconciliation of Adjusted Income and EPS from Continuing Operations

The table below shows the impact of amortization of purchased intangibles, FONS employee retention expense, restructuring and impairment charges, and stock-option compensation expense included in GAAP results. In addition, the table reconciles GAAP results to adjusted income from continuing operations and related earnings per share to enable analysis of the impact of these charges, expenses and amortization.


Reconciliation of Adjusted Income and    2006       2006       2005
 EPS (dollars in millions, except per   Third      Second     Third
 share amounts)                        Quarter    Quarter    Quarter
------------------------------------- ---------- ---------- ----------
GAAP income from continuing
 operations                               $23.2       25.1       37.5
Amortization of purchased intangibles      $6.6        6.5        2.9
FONS employee retention expense            $1.3        2.1          -
Restructuring and impairment charges       $3.5        1.8        0.2
Stock-option compensation expense          $1.9        2.3          -
                                      ---------- ---------- ----------
Adjusted income from continuing
Operations                                $36.5       37.8       40.6
                                      ========== ========== ==========
Adjusted earnings per share from
 continuing operations - diluted          $0.30       0.31       0.33
                                      ========== ========== ==========
Average shares outstanding - diluted
 (millions)                               131.6      132.1      131.4
Convertible note interest add back in
 EPS computation                            3.2        3.1        2.3




Other GAAP Data & Related Statistics

Below are summarized certain ADC balance sheet and cash flow information on a GAAP basis and related statistics:

Balance Sheet Data and Related Statistics  July 28, April 28, July 29,
(dollars in millions)                        2006      2006     2005
------------------------------------------ -------- --------- --------
Cash and cash equivalents - unrestricted    $127.4     128.6     99.3
Short-term available for sale securities    $378.0     356.9    474.3
Long-term available for sale securities       $4.9       2.0     16.6
Restricted cash                              $16.2      22.1     16.5
                                           -------- --------- --------
Total cash and securities                   $526.5     509.6    606.7
                                           ======== ========= ========
Current ratio                                  3.6       3.3      3.6
Long-term notes payable                     $400.0     400.0    400.0


    ADC's total cash, cash equivalents and available-for-sale securities (short- and long-term) were $527 million as of July 28, 2006. The increase from April 28, 2006 was primarily a result of cash provided by operating activities from continuing operations partially offset by property, equipment and patent additions. The decrease from July 29, 2005 was primarily a result of $166 million in payments for the FONS acquisition in the fourth quarter of fiscal 2005 partially offset by cash provided by operating activities from continuing operations. ADC believes that the remaining cash and securities balance is sufficient for its organic growth plans. ADC's $200 million of fixed rate convertible notes outstanding do not mature until June 15, 2008, and the $200 million of variable rate convertible notes do not mature until June 15, 2013. All convertible notes have a conversion price of $28.091 per share. In addition, ADC's deferred tax assets, which are nearly fully reserved at this time, should reduce its income tax payable on U.S. taxable earnings in future years.



Cash Flow Data and Related Statistics    2006       2006       2005
(dollars in millions)                   Third      Second     Third
                                       Quarter    Quarter    Quarter
------------------------------------- ---------- ---------- ----------
Total cash provided by (used by)
 operating activities from continuing
 operations                               $24.6       42.0       30.7
Days sales outstanding                     49.4       47.3       55.4
Inventory turns - annualized                5.5        6.5        5.8
Depreciation and amortization             $16.5       17.0       14.4
Property, equipment and patent
 additions, net of (disposals)             $9.1        7.0        9.0


    Employees

    Total employees were approximately 9,100 as of July 28, 2006 compared to approximately 9,300 on April 27, 2006 and approximately 8,600 as of July 29, 2005. The decrease from April 28, 2006 was primarily the result of reducing the manufacturing workforce in Mexico and the increase from July 29, 2005 was primarily the result of increasing the manufacturing workforce in Mexico.



GAAP Segment Results (dollars in millions), Continuing Operations

Below are summarized the results for ADC's two operating segments, Broadband Infrastructure and Access (BIA) and Professional Services
(PS). For all periods, these results do not include the APS France services business, which was classified as a discontinued operation this quarter and previously included in the Professional Services segment.

                                          BIA       PS    Consolidated
                                       --------- -------- ------------
2006 Third Quarter:
Net sales                                $293.1     50.5        343.6
Amortization of purchased intangibles      $6.1      0.5          6.6
FONS employee retention expense            $1.3        -          1.3
Restructuring and impairment charges       $3.0      0.5          3.5
Stock-option compensation expense          $1.6      0.3          1.9
Operating income (loss)                   $25.4     (1.4)        24.0
2006 Second Quarter:
Net sales                                $305.9     52.2        358.1
Amortization of purchased intangibles      $6.0      0.5          6.5
FONS employee retention expense            $2.1        -          2.1
Restructuring and impairment charges       $1.5      0.3          1.8
Stock-option compensation expense          $2.0      0.3          2.3
Operating income (loss)                   $28.4     (3.2)        25.2
2005 Third Quarter:
Net sales                                $259.4     47.6        307.0
Amortization of purchased intangibles      $2.4      0.5          2.9
Restructuring and impairment charges      $(0.2)     0.4          0.2
Operating income (loss)                   $39.3     (3.4)        35.9




Products By Segment                      2006       2006       2005
Percent of Total ADC Sales              Third      Second     Third
                                       Quarter    Quarter    Quarter
------------------------------------------------ ---------- ----------
Broadband Infrastructure and Access:
   Global Copper Connectivity                33%        36%        35%
   Global Fiber Connectivity                 29         29         18
   Global Enterprise Connectivity            16         13         17
   Wireless Access                            2          2          8
   Wireline Access                            5          5          6
                                      ---------- ---------- ----------
      Total BIA                              85         85         84
                                      ---------- ---------- ----------
Professional Services                        15         15         16
                                      ---------- ---------- ----------
Total ADC                                   100%       100%       100%
                                      ========== ========== ==========


    Broadband Infrastructure and Access

    Comparing third quarters on a year-over-year basis, BIA sales of $293 million were 13% higher, driven primarily by a 77% increase in global fiber connectivity sales and 5% sales increases in both global copper connectivity and global enterprise connectivity products. This growth was partially offset by lower sales in wireless access systems and, to a lesser extent, wireline access systems. Global fiber connectivity sales were strong in central-office infrastructure and FTTX deployments. Third quarter 2006 sales of global fiber connectivity solutions were boosted by $35 million in sales of FTTX products from FONS, which ADC acquired on August 26, 2005. Sales of global copper connectivity solutions grew as a result of demand for ADC's products that support the copper infrastructure in wireless, digital subscriber line, fiber-to-the-node and -curb networks partially offset by lower sales of copper products to support central-office infrastructure. Global enterprise connectivity sales increased as a result of improved corporate infrastructure investment. Wireless access sales, as expected, were lower by 65% due to the timing of new products and reduced customer demand for existing products. Wireline access sales were down by 8% due to a decline in market demand for high-bit rate digital subscriber line products as carriers undertake product substitution by delivering fiber and Internet Protocol services closer to end-user premises.
    BIA sales in the third quarter of 2006 decreased by 4% from the second quarter of 2006. The sequential decline is primarily due to short-term impacts of both customer consolidation activity affecting current spending rates and customers' current inventory levels, which are higher than current deployment rates. Sales of global copper connectivity solutions fell by 11% and global fiber connectivity sales declined by 6%. These declines were partially offset by the 16% growth in sales of global enterprise connectivity solutions. Global copper connectivity sales decreased as a result of merger activity among customers that reduced demand for copper products to support central-office infrastructure and access deployments. Global fiber connectivity sales decreased due to lower demand for central-office infrastructure partially offset by increased shipments of FTTX products. Global enterprise connectivity sales increased as a result of construction seasonality. Wireless access sales were approximately flat and wireline access sales decreased by 3%. Wireline access sales decreased for the reasons previously explained.

    Professional Services

    On a year-over-year basis, third quarter 2006 sales for Professional Services increased by 6% to $50 million, primarily as a result of higher sales in the United States to a customer resuming and expanding its network build programs. Sales in Europe were lower due to contract timing with various customers. On a quarterly sequential basis from the second quarter of 2006, Professional Services sales in the third quarter of 2006 decreased by 3%, primarily due to lower sales in both the United States due to merger activity among customers and in Europe due to contract timing with various customers.

    Updated Outlook for 2006 Annual Guidance and Information on
Long-term Business Direction

    ADC is continuing to provide annual numeric guidance with qualitative information on the long-term direction of its business.
    "We remain committed to strategically managing our business for the long term and expect the kind of quarter-to-quarter fluctuations we experienced in 2005 and again in 2006 will continue to be an inherent part of our business," said Switz. "Given the current environment in which our larger wireline and wireless customers are consolidating and integrating operations, these short-term variations can be difficult to plan for and we do not believe they are reflective of the long-term prospects for our business. In this consolidating environment, we are not alone in the industry with the view that acquisitions to add product breadth and diversity, as well as relevant scale are required to serve customers who increasingly have broader communications service offerings. We still expect to grow our business organically year-over-year and remain confident that we can deliver long-term growth and profitability in our business."
    ADC believes its expansion in recent periods into markets for FTTX, wireless and enterprise products, as well as changes in the seasonality of customer spending due to FTTX and other broadband initiatives, has changed the historical seasonality of ADC's business. In the past, ADC's sales of these products have fluctuated from quarter to quarter, something that may continue. ADC expects future sales in our first fiscal quarter will be lower than in other quarters. This is because of the number of holidays in that quarter and the development of annual capital spending budgets that many of ADC's customers undertake during that time frame. In addition, in fiscal 2005 ADC's sales in the fourth quarter were sequentially lower than third quarter sales, a situation that we expect will also occur in fiscal 2006.
    In fiscal 2005, the growth of ADC's sales outpaced sales growth in our industry generally and this has been one of ADC's primary goals for fiscal 2006. ADC now believes it will grow sales in fiscal 2006 consistent with the growth experienced generally within our industry. There are two primary reasons for this shortfall to our goal. First, ADC believes one or more of its FTTX customers has become more efficient in their use of FTTX products in fiscal 2006 such that they need to buy less product to reach the same number of subscribers versus what was needed in fiscal 2005. Second, as customers have consolidated in significant business combinations, ADC believes they have deferred certain spending decisions while they focus on integration activities.
    On a continuing operations basis, ADC currently expects its fiscal 2006 sales to be in the range of $1.270-$1.285 billion. Based on this annual sales estimate and subject to sales mix and other factors, GAAP diluted EPS from continuing operations in fiscal 2006 is estimated to be in the range of $0.51 to $0.56 (includes approximately $0.37 of estimated charges listed in the below table.)


Reconciliation of Estimated EPS and Charges               Fiscal 2006
-------------------------------------------                Estimate
                                                         -------------
Estimated GAAP EPS from continuing operations - diluted  $0.51-0.56(1)
Andrew merger termination fee, net of merger expenses           (0.04)
Restructuring/impairment charges through July 2006               0.06
Amortization of purchased intangibles                            0.22
FONS employee retention expense(2)                               0.05
Stock-option compensation expense                                0.08
                                                         -------------
Estimated adjusted earnings per share from continuing
 operations - diluted                                    $0.88-0.93(1)
                                                         =============

(1) Excludes potential future restructuring, impairment and acquisition-related charges, and certain non-operating gains/losses of which the amounts are uncertain at this time.

(2) The FONS employee retention expenses were incurred through the third fiscal quarter of 2006 and are now completed.


    ADC will continue to work to execute the following plan for long-term growth:

    -- Growing revenues through market share gains with existing products and customer deployments of new organic products.

    -- Acquiring products to build efficiencies of scale in ADC's core network infrastructure business, as demonstrated with the 2004 acquisition of KRONE (global connectivity solutions), the 2005 acquisitions of FONS (FTTX solutions) and OpenCell
        (wireless distributed antenna systems).

    -- Growing earnings through lower manufacturing costs and lower operating expenses as a percent of sales.

    -- Minimizing income tax payments due to a large deferred tax asset.

    As a result, ADC is confident of achieving progress toward its long-term goal of 14% operating margin. This goal excludes potential future restructuring, impairment and acquisition-related charges, of which the amounts are uncertain at this time, as well as any items referred to in ADC's guidance for estimated amortization of purchased intangibles, and estimated stock-option compensation expenses.

    Diluted EPS Calculation

    The calculation of GAAP diluted EPS from continuing operations includes the if-converted method, which assumes that ADC's convertible notes are converted to common stock, if such treatment is dilutive. This method results in the fully diluted EPS calculation for continuing operations using a:

    -- Numerator equal to the sum of income from continuing operations plus the addback of after-tax interest expense from the convertible notes. The convertible notes consist of $200 million in 1.0% fixed rate notes maturing on June 15, 2008 and $200 million in variable rate notes maturing on June 15, 2013, with an interest rate equal to 6-month LIBOR plus 0.375%. The interest rate for the variable rate notes will be reset on each June 15 and December 15. The interest rate on the variable rate notes is 5.795% for the six-month period ending December 15, 2006.

    -- Denominator equal to weighted average common shares outstanding for basic EPS plus employee stock options (where dilutive) plus 14.2 million shares assuming the convertible notes are converted to common stock.

    Income Tax Expense

    Starting in the third quarter of fiscal 2002, the tax benefits of ADC's pre-tax losses have been added to deferred tax assets with an offsetting valuation reserve. As of July 28, 2006, ADC had a total of $943 million in deferred tax assets (primarily for U.S. income taxes) that have been offset by a nearly full valuation reserve and as a result are presented on the balance sheet at an insignificant amount. This balance reflects a reduction of $89 million recorded during the quarter ended July 28, 2006, due to an adjustment of tax losses on a prior-year tax return. Approximately $227 million of these deferred tax assets relate to capital loss carryovers that can be utilized only against realized capital gains through October 31, 2009. As it generates pre-tax income in future periods, ADC currently expects to record reduced income tax expense until either its deferred tax assets are fully utilized to offset future income tax liabilities or the value of its deferred tax assets are restored on the balance sheet. Excluding the deferred tax assets related to capital loss carryovers, most of the remaining deferred tax assets are not expected to expire until after fiscal 2021.

    A copy of this news release, including the financial guidance it contains, can be accessed at www.adc.com/investorrelations/newsandcommunications/earningsreleases/.



Reconciliations of Operating Expense and Operating Income

The table below reconciles GAAP operating expense and income to adjusted operating expense and income to show the derivations of adjusted operating expense as a percent of sales and adjusted operating margin. These reconciliations enable analysis of the impact of the below charges, expenses and amortization on ADC's results.

Reconciliations (dollars in millions)    2006       2006       2005
-------------------------------------   Third      Second     Third
                                       Quarter    Quarter    Quarter
                                      ---------- ---------- ----------
GAAP operating expense                    $88.2       96.5       81.6
Amortization of purchased intangibles      $6.6        6.5        2.9
FONS employee retention expense            $1.3        2.1          -
Restructuring and impairment charges       $3.5        1.8        0.2
Stock-option compensation expense          $1.9        2.3          -
                                      ---------- ---------- ----------
Adjusted operating expense                $74.9       83.8       78.5
                                      ========== ========== ==========
Adjusted operating expense as a
 percent of sales                          21.8%      23.4%      25.6%
                                      ========== ========== ==========

GAAP operating income                     $24.0       25.2       35.9
Amortization of purchased intangibles      $6.6        6.5        2.9
FONS employee retention expense            $1.3        2.1          -
Restructuring and impairment charges       $3.5        1.8        0.2
Stock-option compensation expense          $1.9        2.3          -
                                      ---------- ---------- ----------
Adjusted operating income                 $37.3       37.9       39.0
                                      ========== ========== ==========
Adjusted operating margin                  10.9%      10.6%      12.7%
                                      ========== ========== ==========


    Today's 5:00 p.m. Eastern Earnings Conference Call And Webcast

    ADC will discuss its third quarter 2006 results and current outlook on a conference call scheduled today, August 29, at 5:00 p.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399-7506 and by international callers at (706) 634-2489 or on the Internet at www.adc.com/investor, by clicking on Webcasts. Starting today at 7:30 p.m. Eastern time, the replay of the call can be accessed until 11:55 p.m. Eastern time on September 5 by domestic callers at (800) 642-1687 and by international callers at (706) 645-9291 (conference ID number is 3973619) or on the Internet at www.adc.com/investor, by clicking on Webcasts.

    About ADC

    ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC's innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 140 countries. Learn more about ADC at www.adc.com.

    Cautionary Statement Regarding Forward Looking Information

    All forward-looking statements contained herein, particularly those pertaining to ADC's expectations or future operating results, reflect management's current expectations or beliefs as of the date of such statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ADC Telecommunications cautions that any forward-looking statements made by us in this report or in other announcements made by us are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation: any statements regarding future sales; profit percentages; earnings per share and other results of operations; expectations or beliefs regarding the marketplace in which we operate; the sufficiency of our cash balances and cash generated from operating and financing activities for our future liquidity; the demand for equipment by telecommunication service providers, from which a majority of our sales are derived; our ability to operate our business to achieve, maintain and grow operating profitability; macroeconomic factors that influence the demand for telecommunications services and the consequent demand for communications equipment; consolidation among our customers, competitors or vendors which could cause disruption in our customer relationships or displacement of us as an equipment vendor to the surviving entity in a customer consolidation; our ability to keep pace with rapid technological change in our industry; our ability to make the proper strategic choices with respect to acquisitions or divestitures; our ability to integrate the operations of any acquired businesses with our own operations and to realize planned synergies from such transactions; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our sales as well as potential sales growth in market segments we presently feel have the greatest growth potential; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, including variations in demand for particular products in our portfolio that have varying profit margins; the impact of regulatory changes on our customers' willingness to make capital expenditures for our equipment and services; financial problems, work interruptions in operations or other difficulties faced by our customers or vendors, which can influence future sales to customers as well as our ability to either collect amounts due us or obtain necessary materials and components; economic and regulatory conditions both in the United States and outside of the United States, as approximately 40% of our sales come from non-U.S. jurisdictions; our ability to protect our intellectual property rights and defend against infringement claims made by third parties; possible limitations on our ability to raise additional capital if required, either due to unfavorable market conditions or lack of investor demand; our ability to attract and retain qualified employees in a competitive environment; potential liabilities that could arise if there are design or manufacturing defects with respect to any of our products; our ability to obtain raw materials and components and the prices of those materials and components which can be subject to volatility; our dependence on contract manufacturers to make certain of our products; changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact our operating results; our ability to successfully defend or satisfactorily settle any pending litigation or litigation that may arise; fluctuations in the telecommunications market, and other risks and uncertainties, including those identified in the section captioned Risk Factors in
Item 1A of ADC's Annual Report on Form 10-K for the fiscal year ended October 31, 2005 and as may be updated in Item 1A of ADC's subsequent Quarterly Reports on Form 10-Q or other filings we make with the SEC. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
               CONSOLIDATED BALANCE SHEETS - UNAUDITED
                            (In millions)

ASSETS

                                                 July 28,  October 31,
                                                   2006       2005
                                                 ---------------------

CURRENT ASSETS:
  Cash and cash equivalents                        $127.4      $108.4
  Available-for-sales securities                    378.0       335.3
  Accounts receivable, net of reserves of $6.6
   and $9.4                                         188.6       180.6
  Unbilled revenue                                   26.2        27.0
  Inventories, net of reserves of $36.7 and
   $35.6                                            166.8       140.4
  Current assets of discontinued operations          14.0        29.6
  Prepaid and other current assets                   39.2        33.5
                                                 ---------------------

     Total current assets                           940.2       854.8

PROPERTY AND EQUIPMENT, net of accumulated
 depreciation of $367.8 and $347.3                  210.3       220.4


RESTRICTED CASH                                      16.2        23.6

GOODWILL                                            240.2       240.5

INTANGIBLES, net of accumulated amortization
 of $59.0 and $36.0                                 146.4       165.0

AVAILABLE-FOR-SALE SECURITIES                         4.9        12.1

LONG TERM ASSETS OF DISCONTINUED OPERATIONS           0.3         1.2

OTHER ASSETS                                         15.7        19.6
                                                 ---------------------

TOTAL ASSETS                                     $1,574.2    $1,537.2
                                                 =====================



LIABILITIES & SHAREOWNERS' INVESTMENT

CURRENT LIABILITIES:
  Accounts payable                                 $104.2       $69.6
  Accrued compensation and benefits                  45.6        78.9
  Other accrued liabilities                          60.4        74.9
  Income taxes payable                               17.7        15.9
  Restructuring accrual                              20.0        29.6
  Current liabilities of discontinued
   operations                                        15.6        19.6
  Notes payable                                         -         0.3
                                                 ---------------------

    Total current liabilities                       263.5       288.8


PENSION OBLIGATIONS & OTHER LONG-TERM
 OBLIGATIONS                                         82.9        74.5
LONG-TERM NOTES PAYABLE                             400.0       400.0
                                                 ---------------------
    Total liabilities                               746.4       763.3

SHAREOWNERS' INVESTMENT
    (117.2 and 116.6 shares outstanding)            827.8       773.9
                                                 ---------------------

TOTAL LIABILITIES AND SHAREOWNERS' INVESTMENT    $1,574.2    $1,537.2
                                                 =====================



            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
                              GAAP BASIS
               (In Millions, Except Per Share Amounts)

                                           For the Three Months Ended
                                           ---------------------------
                                           July 28, April 28, July 29,
                                             2006      2006     2005
                                           -------- --------- --------
Products                                    $307.5    $320.7   $273.6
Services                                      36.1      37.4     33.4
                                           -------- --------- --------
NET SALES                                    343.6     358.1    307.0

Products                                     201.3     207.5    165.4
Services                                      30.1      28.9     24.1
                                           -------- --------- --------
COST OF SALES                                231.4     236.4    189.5
                                           -------- --------- --------
GROSS PROFIT                                 112.2     121.7    117.5
                                           -------- --------- --------
GROSS MARGIN                                  32.7%     34.0%    38.3%

OPERATING EXPENSES:
  Research and development                    17.3      19.0     18.4
  Selling and administration                  60.8      69.2     60.1
  Amortization of purchased intangibles        6.6       6.5      2.9
  Impairment charges                           0.2       0.6        -
  Restructuring charges                        3.3       1.2      0.2
                                           -------- --------- --------
    Total Operating Expenses                  88.2      96.5     81.6
                                           -------- --------- --------
      As a Percentage of Net Sales            25.7%     27.0%    26.6%

OPERATING INCOME                              24.0      25.2     35.9
OPERATING MARGIN                               7.0%      7.0%    11.7%
OTHER (EXPENSE) INCOME, NET:
    Interest                                  (0.1)      1.3      2.8
    Other                                      2.4       1.2      0.3
                                           -------- --------- --------

INCOME BEFORE INCOME TAXES                    26.3      27.7     39.0
PROVISION FOR INCOME TAXES                     3.1       2.6      1.5
                                           -------- --------- --------
INCOME FROM CONTINUING OPERATIONS             23.2      25.1     37.5

DISCONTINUED OPERATIONS, NET OF TAX:
    Loss from discontinued operations         (1.3)     (2.3)    (6.2)
    Loss on sale of subsidiary               (10.6)        -     (7.4)
                                           -------- --------- --------
      Total Discontinued Operations          (11.9)     (2.3)   (13.6)

                                           -------- --------- --------
Earnings before the cumulative
 effect of a change in accounting
 principle                                    11.3      22.8     23.9
Cumulative effect of a change in
 accounting principle, net of tax                -         -        -
                                           -------- --------- --------

NET INCOME                                   $11.3     $22.8    $23.9
                                           ======== ========= ========
NET MARGIN                                     3.3%      6.4%     7.8%

WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING - BASIC                         117.2     117.1    116.0
                                           ======== ========= ========
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING -  DILUTED                      117.4     117.9    131.4
                                           ======== ========= ========

EARNINGS PER SHARE FROM CONTINUING
 OPERATIONS - BASIC                          $0.20     $0.21    $0.32
                                           ======== ========= ========
EARNINGS PER SHARE FROM CONTINUING
 OPERATIONS - DILUTED                        $0.20     $0.21    $0.30
                                           ======== ========= ========

LOSS PER SHARE FROM DISCONTINUING
 OPERATIONS - BASIC                         $(0.10)   $(0.02)  $(0.12)
                                           ======== ========= ========
LOSS PER SHARE FROM DISCONTINUING
 OPERATIONS - DILUTED                       $(0.10)   $(0.02)  $(0.10)
                                           ======== ========= ========

EARNINGS (LOSS) PER SHARE FROM CHANGE IN
 ACCOUNTING PRINCIPLE - BASIC                   $-        $-       $-
                                           ======== ========= ========
EARNINGS (LOSS) PER SHARE FROM CHANGE IN
 ACCOUNTING PRINCIPLE - DILUTED                 $-        $-       $-
                                           ======== ========= ========

NET EARNINGS PER SHARE - BASIC               $0.10     $0.19    $0.20
                                           ======== ========= ========
NET EARNINGS PER SHARE - DILUTED             $0.10     $0.19    $0.20
                                           ======== ========= ========


                                            For the Nine Months Ended
                                           ---------------------------
                                             July 28,      July 29,
                                               2006          2005
                                           ------------- -------------
Products                                         $870.3        $738.5
Services                                          104.2          98.3
                                           ------------- -------------
NET SALES                                         974.5         836.8

Products                                          568.6         438.2
Services                                           85.8          80.8
                                           ------------- -------------
COST OF SALES                                     654.4         519.0
                                           ------------- -------------
GROSS PROFIT                                      320.1         317.8
                                           ------------- -------------
GROSS MARGIN                                       32.8%         38.0%

OPERATING EXPENSES:
  Research and development                         55.3          51.8
  Selling and administration                      191.7         178.7
  Amortization of purchased intangibles            19.6           8.1
  Impairment charges                                0.8           0.1
  Restructuring charges                             5.9           6.0
                                           ------------- -------------
    Total Operating Expenses                      273.3         244.7
                                           ------------- -------------
      As a Percentage of Net Sales                 28.0%         29.3%

OPERATING INCOME                                   46.8          73.1
OPERATING MARGIN                                    4.8%          8.7%
OTHER INCOME, NET:
    Interest                                        2.5           5.2
    Other                                           4.7          15.3
                                           ------------- -------------

INCOME BEFORE INCOME TAXES                         54.0          93.6
PROVISION FOR INCOME TAXES                          7.0           4.8
                                           ------------- -------------
INCOME FROM CONTINUING OPERATIONS                  47.0          88.8

DISCONTINUED OPERATIONS, NET OF TAX:
    Loss from discontinued operations              (4.7)         (6.8)
    (Loss) gain on sale of subsidiary             (10.6)         27.8
                                           ------------- -------------
      Total Discontinued Operations               (15.3)         21.0

                                           ------------- -------------
Earnings before the cumulative
 effect of a change in accounting
 principle                                         31.7         109.8
Cumulative effect of a change in
 accounting principle, net of tax                   0.6             -
                                           ------------- -------------

NET INCOME (LOSS)                                 $32.3        $109.8
                                           ============= =============
NET MARGIN                                          3.3%         13.1%

WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING - BASIC                              117.0         115.8
                                           ============= =============
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING - DILUTED                            117.5         130.8
                                           ============= =============

EARNINGS PER SHARE FROM CONTINUING
 OPERATIONS - BASIC                               $0.40         $0.77
                                           ============= =============
EARNINGS PER SHARE FROM CONTINUING
 OPERATIONS - DILUTED                             $0.40         $0.73
                                           ============= =============

(LOSS) EARNINGS PER SHARE FROM
 DISCONTINUING OPERATIONS - BASIC                $(0.13)        $0.18
                                           ============= =============
(LOSS) EARNINGS PER SHARE FROM
 DISCONTINUING OPERATIONS - DILUTED              $(0.13)        $0.16
                                           ============= =============

EARNINGS (LOSS) PER SHARE FROM CHANGE IN
 ACCOUNTING PRINCIPLE - BASIC                      $.01            $-
                                           ============= =============
EARNINGS (LOSS) PER SHARE FROM CHANGE IN
 ACCOUNTING PRINCIPLE - DILUTED                    $.01            $-
                                           ============= =============

NET EARNINGS PER SHARE - BASIC                    $0.28         $0.95
                                           ============= =============
NET EARNINGS PER SHARE - DILUTED                  $0.28         $0.89
                                           ============= =============



                        SUPPLEMENTARY SCHEDULE
             ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
              EARNINGS PER SHARE CALCULATION - UNAUDITED
                              GAAP BASIS
                (In Millions, Except Per Share Amounts)


Numerator:                     For the Three           For the Nine
                                Months Ended            Months Ended
                         --------------------------- -----------------
                         July 28, April 28, July 29, July 28, July 29,
                           2006      2006     2005     2006     2005
                         --------------------------- -----------------
Net income from
 continuing operations       23.2      25.1    37.5      47.0    88.8
Convertible note
 interest                       -         -     2.3         -     6.1
Net income from
 continuing operations -
 diluted                    $23.2     $25.1   $39.8     $47.0   $94.9
                         =========================== =================

Denominator:
Weighted average common
 shares outstanding -
 basic                      117.2     117.1   116.0     117.0   115.8
Convertible bonds
 converted to common
 stock                          -         -    14.2         -    14.2
Employee options and
 other                        0.2       0.8     1.2       0.5     0.8
                         --------------------------- -----------------
Weighted average common
 shares outstanding -
 diluted                   $117.4    $117.9  $131.4    $117.5  $130.8
                         =========================== =================

Basic income (loss) per
 share from continuing
 operations                 $0.20     $0.21   $0.32     $0.40   $0.77
                         =========================== =================
Diluted income (loss)
 per share from
 continuing operations      $0.20     $0.21   $0.30     $0.40   $0.73
                         =========================== =================



            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
                            (in millions)
                     SUBJECT TO RECLASSIFICATION

                             Three Months Ended      Nine Months Ended
                         --------------------------- -----------------
                         July 28, April 28, July 29, July 28, July 29,
                           2006      2006     2005     2006     2005
                         -------- --------- -------- -------- --------
 Operating Activities:
    Net income from
     continuing
     operations            $23.2     $25.1    $37.5    $47.0    $88.8
  Adjustments to
  reconcile net income
  from continuing
  operations to net
  cash provided by
  (used for) operating
  activities from
  continuing
  operations:
      Fixed asset
       impairments             -       0.6        -      0.6      0.1
      Depreciation and
       amortization         16.5      17.0     14.4     50.3     41.4
      Change in bad debt
       reserves             (0.1)     (0.8)    (0.9)     0.1     (2.8)
      Non-cash stock
       compensation          2.7       3.1      0.7      9.2      2.2
      Change in deferred
       income taxes            -         -        -      1.4        -
      (Gain)/Loss on
       sale of property
       and equipment        (0.7)      0.1     (0.2)     0.1     (4.5)
      Other, net             0.9       0.6      0.5      0.1     (0.5)
      Changes in
       operating assets
       & liabilities,
       net of
       acquisitions and
       divestitures:
        Accounts
         receivable and
         unbilled
         revenues            7.3     (23.4)    (5.9)   (10.1)   (48.4)
        Inventories        (20.7)     (2.8)    (6.7)   (25.0)   (28.6)
        Prepaid and
         other assets        8.3      (1.7)    (6.1)     1.3    (13.7)
        Accounts payable     6.7      23.3     (3.0)    33.8      3.5
        Accrued
         liabilities       (19.5)      0.9      0.4    (53.9)   (18.6)
                         -------- --------- -------- -------- --------
            Total cash
              provided
              by operating
              activities
              from
              continuing
              operations    24.6      42.0     30.7     54.9     18.9
      Total cash used for
       operating
       activities from
       discontinued
       operations           (1.4)     (2.5)    (3.3)    (3.3)   (11.0)
                         -------- --------- -------- -------- --------
          Total cash
           provided by
           operating
           activities       23.2      39.5     27.4     51.6      7.9

Investing Activities:
  Acquisitions, net of
   cash acquired            (3.2)        -     (7.1)    (3.2)    (7.1)
  Divestitures, net of
   cash disposed               -         -        -        -     33.7
  Property, equipment
   and patent additions     (9.6)     (7.3)    (9.0)   (23.1)   (19.4)
  Proceeds from disposal
   of property and
   equipment                 0.5       0.3        -      0.8     16.7
  Proceeds from
   collection of note
   receivable                4.5       2.5      9.1      6.8     17.8
  Change in restricted
   cash                      5.9       0.1      2.6      7.5      5.4
  Purchases of
   available-for-sale
   securities             (136.6)   (104.9)  (173.2)  (377.0)  (734.3)
  Sale of available-for-
   sale securities         112.3      96.2    149.0    341.9    704.4
  Other                        -      (0.2)       -      0.1        -
                         -------- --------- -------- -------- --------
      Total cash
       (used for)
       provided by
       investing
       activities from
       continuing
       operations          (26.2)    (13.3)   (28.6)   (46.2)    17.2
      Total cash
       provided by
       investing
       activities from
       discontinued
       operations              -       0.2      0.1      0.4      0.3
                         -------- --------- -------- -------- --------
          Total cash
           (used for)
           provided by
           investing
           activities      (26.2)    (13.1)   (28.5)   (45.8)    17.5

 Financing Activities:
  Common stock issued        0.1       3.7      9.0      9.7     11.4
                         -------- --------- -------- -------- --------
      Total cash
       provided by
       financing
       activities from
       continuing
       operations            0.1       3.7      9.0      9.7     11.4
      Total cash
       provided by
       financing
       activities from
       discontinued
       operations              -         -        -        -        -
                         -------- --------- -------- -------- --------
          Total cash
           provided by
           financing
           activities        0.1       3.7      9.0      9.7     11.4

Effect of Exchange Rate
 Changes on Cash             1.7       0.8     (3.2)     3.5     (1.3)
                         -------- --------- -------- -------- --------

(Decrease) increase in
 cash and cash
 equivalents                (1.2)     30.9      4.7     19.0     35.5

Cash and cash
 equivalents, beginning
 of period                 128.6      97.7     94.6    108.4     63.8
                         -------- --------- -------- -------- --------

Cash and cash
 equivalents, end of
 period                   $127.4    $128.6    $99.3   $127.4    $99.3
                         ======== ========= ======== ======== ========

    CONTACT: ADC, Minneapolis
             Investor Relations:
             Mark Borman, 952-917-0590
             or
             Public Relations:
             Steve Grady, 952-917-0232